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                                                                 Exhibit (c)(ii)

                               SELLING AGREEMENT

This is an Agreement by and between Walnut Street Securities, Inc. (hereafter referred to as "Company"), and ___________________________________ (hereafter referred to as "Broker-dealer").

Premises

     A. Company is a principal underwriter for variable annuity and variable life insurance contracts (the "Contracts") issued by Security Equity Life Insurance Company ("SELIC"), which Contracts are both registered as securities with the Securities and Exchange Commission and not registered with the Securities and Exchange Commission. Both types of Contracts are subject to the various regulations pertaining to securities as well as to the laws governing insurance and annuity contracts.

     B. Broker-dealer certifies that it is registered and in good standing as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities dealers (the "NASD"), and desires to become authorized to sell the Contracts.

In consideration of and reliance on the premises and the covenant set forth below, the parties hereto agree as follows:

         1) Basic Engagement Company hereby agrees that Broker-dealer is authorized to sell the Contracts. Broker-dealer hereby agrees to conduct all selling activities in respect of the Contracts in accordance with the rules and regulations of the NASD and all applicable State and Federal laws, rules, and regulations.

         2)       Broker - dealer's Duties

                  a. Broker-dealer will ensure that individuals conducting sales activities relating to the Contracts are duly appointed insurance agents of SELIC and entitled to sell the Contracts under insurance laws of any jurisdiction in which the individual solicits sales.

                  b. Broker-dealer will ensure that sales of the Contracts do not occur in jurisdictions where SELIC is not licensed to sell the Contracts.

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                  c. Broker-dealer will ensure that individual conducting sales activities relating to the Contracts possess the qualifications specified by the NASD and federal laws and regulations.

                  d. Broker-dealer will supervise the sales practices of its agents and hereby indemnifies and holds Company harmless from any damage or expense caused by any breach of the Agreement or any misrepresentation or omission in the connection of the offer or sale of any Contracts by Broker-dealer and its agents in selling the Contracts.

         3) Qualification For Private Placement Products Broker dealer will review all Qualified Investor Questionnaires to make certain that the investor is accredited. Broker-dealer will promptly forward such Questionnaire to the Company. SELIC and the Company have the right to make their own determination upon the acceptability of the qualifications of a potential purchaser for a Privately Placed Product.

         4) Suitability Broker-dealer will review all applications for the Contracts to make certain that the purchase is suitable for the prospective customer. Broker-dealer will promptly forward to Company all applications for the Contracts which it deems suitable, together with any purchase payments received, without making any deduction for compensation of the selling agent or of Broker-dealer itself. SELIC and Company have the right to make their own determination concerning the acceptability of any application for a Contract and to return any purchase payment tendered in connection therewith.

         5) Sales Material The Contracts are described in either a prospectuses or Private Placement Memorandum and the funds into which premiums may be directed is described in a prospectus or Private Placement Memorandum. Broker-dealer will offer and sell the Contracts only in accordance with the terms and conditions of the then current prospectus or Private Placement Memorandum and will make no representations not made in the prospectuses or Private Placement Memorandum or in any authorized supplemental sales materials approved by Company and SELIC. Broker-dealer shall not use or permit use of advertising or sales material without obtaining the prior written approval of SELIC.

         6) Independent Contractor Broker-dealer is performing the acts covered by this Agreement in the capacity of independent contractor and not as an agent or employee of Company or SELIC. Neither Company nor SELIC shall be liable for any obligation, act or omission of Broker-dealer.

         7) Compensation Broker-dealer shall be paid by SELIC (on behalf of Company) compensation for the sale of Contracts as set forth in the attached Compensation Schedule. SELIC has the right to charge back any such compensation under the conditions stated in such Schedule(s). Any Compensation Schedule can be changed by Company and SELIC as of a specified date, provided such date is at least 10 days

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                  after the date notice of the change is mailed to
                  Broker-dealer's last known address. Any such change will apply only to Contracts issued on or after the effective date of the change.

         8) Effectiveness This Agreement shall take effect as of the date it is signed by Company, which date is shown below. It shall continue in force from year to year unless it is terminated. This Agreement may be terminated for any reason by either party, such termination will become effective 60 days after the mailing of a notice of termination to the other parties' last known addresses. This Agreement may be terminated by Company for cause (i.e., Broker-dealer's violation of any of the terms of this Agreement); such termination will become effective upon the mailing of a notice of termination to the Broker-dealer's last known address. Failure of Company to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause. This Agreement shall immediately terminate automatically if Broker-dealer shall cease to be a member of the NASD or to possess the requisite licenses and appointments, and Broker-dealer agrees to immediately notify Company of such an occurrence. Broker-dealer may terminate this Agreement at any time following 20 days written notice to Company at its last known address.

         9) No Assignment Agreement may not be assigned by Broker-dealer except with the written consent of Company.

         10) Applicable Law This Agreement shall be construed in accordance with the laws of Missouri.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by one of its corporate officers, and the Broker-dealer has set its hand to this Agreement as of the day and year written below.

___________________________                  Walnut Street Securities, Inc.
Broker-dealer                                COMPANY

Signature:                                   Signature:
_______________________                      ____________________

Name:                                        Name:
_______________________                      ____________________

Title:                                       Title:
_______________________                      ____________________

Address:                                     Address:
_______________________                      1801 Park 270 Dr., Ste 220
                                             St. Louis, MO 63146

Date:  ________________                      Effective Date: ___________________

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                            COMPENSATION SCHEDULE FOR
                        VARIABLE LIFE INSURANCE CONTRACTS
                    AND VARIABLE ANNUITY CONTRACTS ISSUED BY
                     SECURITY EQUITY LIFE INSURANCE COMPANY

1. Broker-dealer shall be paid a fraction of the premium received and accepted by SELIC under an issued variable life policy or variable annuity contract for which an agent of the Broker-dealer solicited the application. The exact amount of compensation shall be determined by the terms of the agent's contract between Broker-dealer and SELIC. Notwithstanding the above, no compensation will be paid on a premium that represents in whole or in part the surrender or loan proceeds of any life insurance policy or annuity contract issued by SELIC.

2. No commission will be paid until a valid receipt for delivery of the policy or contract is received by SELIC.

3. In the event any variable life policy is surrendered within twelve policy months of its date of issue, any compensation amount previously paid to Broker-dealer with respect to the amount surrendered with be deducted from any compensation otherwise due Broker-dealer as follows:
         100% if surrender occurs during the first six policy months and 50% if surrender occurs during the seventh through twelfth months. If any amount to be deducted exceeds compensation otherwise due, Broker-dealer shall promptly pay back the amount of the excess following a written demand by Company or SELIC.

4. In the Agreement to which this compensation applies terminated, no further payments of any kind will be made to Broker-dealer.

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           ADDENDUM TO THE BROKER'S CONTRACT FOR VARIABLE PRODUCTS OF
                     SECURITY EQUITY LIFE INSURANCE COMPANY

Laws Governing Compensation, second paragraph:

         This Agreement will automatically terminate if the agent is no longer registered with the Broker-dealer or no longer qualifies as a representative registered with the National Association of Securities Dealers (NASD).